EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Ivy Funds of our report dated November 27, 2024, relating to the financial statement and financial highlights, which appears in Macquarie Multi-Asset Income Fund’s (formerly, Delaware Ivy Multi-Asset Income Fund) Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 27, 2025